Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ALTAIR INTERNATIONAL CORP.

AND

CRYPTOSOLAR LTD

Dated as of March 19, 2021

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of the 19th day of March, 2021, is made and entered into by and between Altair International Corp., a Nevada corporation under company number NV201217590013773 with its registered office at Howard Hughes Pkwy, Suite 500S, Las Vegas, NV 89169 - 6014 (“Purchaser”), and CryptoSolar LTD, a company organized under the laws of the United Kingdom under company number 11254049 with its registered office situate at 20 Clarks Mead, Bushey, Hertforshire WD23 4JZ (“Seller”). Purchaser and Seller are individually referred to herein as a “Party” and collectively as the “Parties”.

Recitals:

A.                Seller has energy storage technology for a variety of industries, including electric vehicles, to be used in place of traditional batteries that rely upon chemical reactions rather than an electric field for higher energy output and a longer life than traditional batteries (the “Business”).

B.                The Parties desire to enter into this Agreement pursuant to which Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, substantially all of the assets of Seller relating to the Business, as more fully set forth below (the “Transaction”).

C.                Purchaser intends to place the assets it purchases from Seller into a wholly-owned subsidiary, EVL Lithium Solutions, Inc. (“EVL”).

D.                The Parties desire to make certain representations, warranties and agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

article 1
DEFINITIONS

1.1  Definitions. The following terms, as used herein, have the following meanings:

“Accounting Principles” means historical accounting principles used by Seller applied on a consistent basis of accounting.

“Accounts Receivable” means trade receivables of Seller, and any security, claims, remedies or other rights related thereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Assumed Contracts” means the Contracts set forth on Schedule 2.2(i) that are identified as being assumed by Purchaser.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of Nevada.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Benefit Plan” means each plan, fund, program, agreement or arrangement (a) with respect to which Seller has any liability, whether actual or contingent, direct or indirect and (b) which provide employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of Seller or any Person that together with Seller would be a single employer within the meaning of Section 414 of the Code (whether written or oral), including each “welfare” plan (within the meaning of Section 3(1) of ERISA) and each “pension” plan (within the meaning of Section 3(2) of ERISA) or under U.K Law, as applicable.

“Contract” means any written or oral contract, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession or license.

“Customer Information” means all non-public records, books, reports, data and other information concerning customers.

“Effective Date” means the date on which the Purchase and Seller have fully executed this Agreement and a fully signed copy of this Agreement has been duly delivered to each party.

“Environmental Laws” means any Law, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Liabilities” means any and all liabilities arising in connection with or in any way relating to Seller any property leased or operated by Seller, the Business, the Purchased Assets or any activities or operations occurring or conducted at the offices of the Seller (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (a) arise under or relate to any Environmental Law and (b) relate to actions occurring or conditions existing on or prior to the Closing Date.

“Environmental Permits” mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business or Seller.

“Equipment” means all equipment, machinery, computers, office equipment, furniture, fixtures, samples, marketing materials, tools, supplies, telephones, and all other tangible personal property used in the operation of or relating to the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Entity” means any federal, state or local or foreign government, including the U.K. Government, or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including in the U.K.

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by Seller is in any way governed by or subject to any applicable Environmental Law.

“Indebtedness” means the aggregate amount (including the current portions thereof), without duplication, of all (a) indebtedness for money borrowed from others and purchase money indebtedness; (b) indebtedness of the type described in clause (a) above guaranteed in any manner by Seller or in effect guaranteed, directly or indirectly, in any manner by Seller through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of the indebtedness against loss (any such arrangement being hereinafter referred to as a “Guaranty”), but excluding endorsements of checks and other instruments in the ordinary course; (c) all indebtedness of the type described in clauses (a) and (b) above secured by any Lien upon property owned by Seller or used by the Business, even though Seller has not in any manner become liable for the payment of such indebtedness; (d) interest expense accrued but unpaid, and all prepayment premiums and penalties, fees and charges on, or relating to, any of such indebtedness; (e) cash overdrafts and advances on lines of credit of Seller and (f) obligations of Seller to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, whether an operating lease or whether a capital lease which is required to be classified and accounted for as capital leases on the balance sheet of Seller as of such date.

“Intellectual Property” means all intangible assets, property and rights used in or relating to the Business, solely to the extend owned by Seller, including without limitation: (i) all registered and unregistered trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, or origin, and all registrations, applications and renewals for, any of the foregoing; (ii) all works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iii) registered and unregistered patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (iv) all internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, and any reservations or registrations therefor, and all content thereon, including without limitation, http://altairinternationacorp.com, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (v) all trade secrets and proprietary information or material of any type not otherwise listed above, including, without limitation, technical data, customer lists, sales data, purchase data, corporate and business names, trade names, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, technology, software programs, databases, data collections and all derivatives, improvements and refinements thereof, howsoever recorded or unrecorded; (vi) all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (vii) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (viii) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages; (ix) all other rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising; (x) all good will associated with any of the foregoing; and (xi) licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or any other consideration), whether written or oral, relating to any of the foregoing.

“Inventory” means all new saleable inventory and all certified saleable inventory of the Business, including all finished goods, raw materials, work in progress, and parts in connection therewith.

“Law” means any federal, state, local or foreign law (both common and statutory law and civil and criminal law), including U.K. law, treaty, convention, rule, directive, legislation, ordinance, regulatory code or similar provision having the force of law or an Order of any Governmental Entity or any self-regulatory organization.

“Leased Real Property” means, collectively, each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith.

“Liability” means any actual or potential liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, encumbrance, option, right of first refusal or other adverse claim of any kind in respect of such property or asset, including any restriction on use, transfer, receipt of income, or other exercise of any other attribute of ownership. For the purposes of this Agreement and without limiting the foregoing, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means (a) a change to earnings before interest, taxes, depreciation, and amortization in excess of Fifty Thousand Dollars ($50,000.00) on an annualized basis, or (b) any other material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, businesses, and results of operations of Seller.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates, qualifications, exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceedings” means actions, suits, claims, reviews and investigations and legal, administrative or arbitration proceedings.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including all federal, state, local and other income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) imposed by any Governmental Entity, whether disputed or not, and together with all estimated taxes, deficiency assessments, additions to tax, interest and penalties imposed by any Governmental Entity.

“Tax Return” shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Websites” means all series of interconnected pages on the World Wide Web, documents, files, content, written materials, web-based social media accounts (including Facebook, Twitter, LinkedIn, and blogs), graphics and designs, formatted using HTML code or another web-based code, located at, or otherwise intended to be accessible by Internet users with web browsers and all content, information and other materials associated therewith, including (i) any computer software, script, programming code, formatting code, data, methodologies and processes used in the operation thereof or otherwise related thereto; (ii) all versions, works in process, updates, fixes, enhancements, and releases thereof; and (iii) all mirror sites associated with the foregoing.

ARTICLE TWO

PURCHASE AND SALE

2.1       Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing Seller shall grant, sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, and rights of Seller of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired on or before the Closing Date (other than Excluded Assets), that relate to, or are used or held for use in connection with, the Business, including, without limitation, those assets, properties, and rights set forth in Section 2.2 hereof, free and clear of all security interests, Liens, encumbrances and third party claims (which assets are collectively referred to in this Agreement as the “Purchased Assets”).

2.2       Purchased Assets. Except as otherwise expressly set forth in Section 2.3, the Purchased Assets shall include the following assets, properties and rights of Seller as of the close of business on the Closing Date:

(a)                all Equipment;

(b)               all Inventory;

(c)                all supplies and packaging used in the operation of the Seller’s Business;

(d)               all Accounts Receivable, including all Accounts Receivable listed on Schedule 2.2(d);

(e)                all Intellectual Property,

(f)                 all state, federal and local Permits and licenses used by Seller to own and operate the Business for the ownership and use of the Purchased Assets, to the extent assignable to Purchaser, including those listed on Schedule 2.2(f);

(g)               prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set off, rights of recoupment, and deposits, including those listed on Schedule 2.2(g);

(h)               all telephone numbers which are used in the Business and listed on Schedule 2.2(h);

(i)                 all rights of Seller under the Assumed Contracts listed on Schedule 2.2(i);

(j)                 all Leased Real Property;

(k)               all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l)                 all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m)             originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal Financial Statement, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (”Books and Records”); and

(n)               all goodwill and going concern value of the Business.

2.3       Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Purchased Assets shall not include the following assets, properties and rights of Seller (collectively, the “Excluded Assets”):

(a)	the corporate entity;

(b)	all state, federal and local Permits and licenses used by Seller to operate the Business to the extent they are not assignable to Purchaser;

(c)        all rights of Seller under Contracts other than the Assumed Contracts;

(d)       the charter documents, minute books, stock ledgers, Tax Returns, books of account and other constituent records relating to the corporate organization of Seller;

(e)       Seller’s records and financial records to the extent not otherwise delivered pursuant to this Agreement; and

(f)       all other legal documents belonging to Seller and not otherwise required to be delivered to Purchaser pursuant to the terms of this Agreement.

2.4       Assumed Liabilities.

(a)       Effective as of the close of business on the Closing Date, Purchaser shall assume and agree to pay, discharge or perform the liabilities of Seller with respect to all obligations relating to the period on and after the Closing Date with respect to the Purchased Assets. (the “Assumed Liabilities”).

(b)       Except for the Assumed Liabilities, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any of the Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever.

2.5       Purchase Consideration. Purchaser shall issue the following shares of its common stock to Seller: (i) 2,500,000 shares upon the Closing; (ii) 200,000 shares for the successful development of the scaled-up EV battery prototype and demonstration of its operational effectiveness; (iii) 200,000 shares upon the completion of the EV battery patent filing; and (iv) 500,000 shares upon the successful completion of a small manufacturing facility for the EV battery.

2.6       Net Profits Interest. Seller shall receive a 20% net profits interest in all products sold by Purchaser incorporating or based upon the Purchased Assets (“EVL Products”). Net profits shall mean gross revenue from the sale of EVL products less EVL’s operating expenses, interest paid, depreciation and taxes.

2.7       Closing. The closing (the “Closing”) of the Transaction shall take place on or before March 25, 2021 (the date of Closing shall be referred to as the “Closing Date”). The Parties agree that the delivery of executed documents at Closing may be made by facsimile or other electronic media signature.

ARTICLE 3
CONDITIONS PRECEDENT TO CLOSING

3.1       Conditions to Purchaser’s Obligation. The obligation of Purchaser to effect the Closing of the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a)       The representations and warranties made by Seller in this Agreement and in any certificate delivered by Seller pursuant hereto, that are qualified by or subject to Material Adverse Effect or materiality qualifications, shall be true and correct in all respects., and the representations and warranties made by Seller in this Agreement and in any certificate delivered by Seller pursuant hereto that are not qualified by or subject to Material Adverse Effect or materiality qualifications shall be true and correct in all material respects, in each case at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

(b) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

Any conditions specified in this Section 3.1 may be waived only in a writing executed and delivered by Purchaser to Seller specifying the condition being waived.

3.2       Conditions to Seller’s Obligations. The obligation of Seller to effect the Closing of the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a)       The representations and warranties made by Purchaser in this Agreement and in any certificate delivered by Purchaser pursuant hereto shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties.

(b)       Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

(c)       Except for any pending or threatened suit, action or other Proceedings directly or indirectly initiated by Seller or Purchaser, no suit, action or other Proceedings shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator that could reasonably be expected to (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the Closing, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

(d)       Seller shall have received the duly endorsed Series A Preferred Certificate and all of the documents and other instruments that are required to be delivered at the Closing by Purchaser pursuant to this Agreement.

Any conditions specified in this Section 3.2 may be waived only in a writing executed and delivered by Seller to Purchaser specifying the condition being waived.

ARTICLE 4
CLOSING COVENANTS

4.1       Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following items to Purchaser, each in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel:

(a)       all written consents, to the extent required, for the assignment to Purchaser of the Assumed Contracts;

(b)       executed bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to Purchaser all of Seller’s rights, titles and interests in and to the Purchased Assets, together with possession of the Purchased Assets;

(c)       certificate executed by Seller certifying to Purchaser that the representations and warranties made by Seller herein shall are being remade again and as of the time of Closing are true and correct in all material respects as of the time of Closing;

(d)       all other documents required to be entered into by Seller pursuant to this Agreement or reasonably requested by Purchaser to convey the Purchased Assets to Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchase that the statements in this Article 5 are true and correct except to the extent that any statement in this Article 5 is qualified or limited by an exception in a Schedule:

5.1       Organization. Seller is a corporation duly formed, validly existing, and in good standing under the laws of the United Kingdom and has all requisite power and authority to own, lease and operate its assets and to carry on the Business.

5.2       Authorization. Seller has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Seller Ancillary Documents”) and to perform its obligations under this Agreement and Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller and/or the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions provided herein and therein have been duly and validly authorized by all necessary board of directors and shareholder action on the part of Seller. The shareholders of Seller have approved the execution, delivery and performance of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Seller Ancillary Documents. This Agreement and the Seller Ancillary Documents have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

5.3       Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Seller Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Ancillary Documents do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to, (a) any term or provision of the charter documents of Seller, (b) except as indicated on any schedule any Assumed Contract or any other Contract applicable to Seller or the Business, (c) any judgment, decree or order of any court or Governmental Entity or agency to which Seller is a party or by which the Business or any of the Purchased Assets are bound or (d) any Permit, Law or arbitration award of any Governmental Entity applicable to Seller or the Business. To the knowledge of Seller there are no facts or circumstances that might delay, impede or prevent any Person in obtaining any approval, consent, license and authorization contemplated by this Agreement.

5.4       Title to Purchased Assets; Related Matters. The Purchased Assets constitute all the assets utilized by Seller to conduct the operations of the Business in accordance with Seller’s past practices. Seller has (and is conveying to Purchaser) good and marketable title to the Purchased Assets, free and clear of all Liens. No Person other than Seller owns the Purchased Assets and any personal property leases are in force and disclosed to Purchaser on Schedule 5.4. Since December 31, 2020 (the “Latest Balance Sheet Date”), Seller has not sold, transferred or disposed of any assets other than Inventory sold in the ordinary course of business. Schedule 5.4 sets forth a true, correct and complete list and general description of each item of tangible personal property of Seller.

5.5       Books and Records. The books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

5.6       Financial Statement. Schedule 5.6 contains complete copies of the unaudited balance sheet of Seller as of the fiscal year ended December 31, 2020 and the related notes thereto (collectively, the “Financial Statement”). The Financial Statement (a) presents fairly, in all material respects, the financial condition and results of operations of Seller, as of the dates thereof or for the periods covered thereby, (b) are in conformity with historical Accounting Principles and (c) are based on the books and records of Seller which have been kept and are consistent with past practice. Since the Latest Balance Sheet Date, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of Seller.

5.7       No Undisclosed Liabilities. Seller does not have any Liabilities which are not adequately reflected or provided for in the Financial Statement, except Liabilities that are not (singly or in the aggregate) material to Seller and have been incurred since the Latest Balance Sheet Date in the ordinary course of business and are reflected on the Seller’s balance sheet.

5.8       Absence of Certain Changes. Since December 31, 2020, no event or series of events has occurred that could have a Material Adverse Effect on Seller. Without limiting the generality of the foregoing, since December 31, 2020, there has not been: (a) any sale, transfer, license, pledge, mortgage or disposal of any tangible or intangible assets of Seller other than Inventory sold in the ordinary course of business and consistent with past practices; (b) any damage, destruction, loss or casualty to property or assets of the Business, whether or not covered by insurance; (c) any settlement of any Proceeding against Seller, the Business or the Purchased Assets for an amount (paid or payable by Seller) in excess of $10,000; (d) any change in any of the accounting (and Tax accounting) policies, practices or procedures of Seller; (e) any transfer or grant of any license under any principal patent, registered trademark, trade name, copyright (including any pending application therefor), service mark, trade secret, license or other material intellectual property right owned or used by Seller in the Business; (f) any grant of any general increase in the compensation of Seller’s employees, other than customary adjustments in compensation consistent with past practice, made or granted any material increase in the compensation of any of its employees outside the ordinary course of business, or entry into any employment, sale bonus, stay bonus or severance contract with any officer or employee of Seller; (g) any loss, damage, or destruction to Seller's property or assets in an aggregate amount (based upon the cost of repair or replacement) exceeding $20,000; or (h) any Contract for Seller to take any of the actions specified in this Section 5.8.

5.9       Legal Proceedings. There are no Proceedings pending or to the best of Seller’s knowledge, threatened against, relating to or involving the Business, the Purchased Assets or the Assumed Liabilities. There are no Proceedings that (a) resulted in any criminal sanctions or (b) within the last five years, resulted in any payments, in each case by or against Seller, or any of its officers, directors or shareholders in their capacity as officers, directors or shareholders (whether as a result of a judgment, civil fine, settlement or otherwise).

5.10       Compliance with Laws. To the best of Seller’s knowledge, Seller is in compliance with all applicable Laws and Orders applicable to Seller, the Purchased Assets or the Business. With respect to the Business, the Purchased Assets or the Assumed Liabilities, (a) Seller has not been charged and, to Seller’s knowledge, is not now under investigation with respect to any actual or alleged violation of any applicable Law or Order, (b) Seller is not a party to or bound by any Order of any Governmental Entity and (c) Seller has filed all reports required to be filed with any Governmental Entity and has all Permits required to be held on or before the date hereof and all such reports are accurate and complete in all material respects and in material compliance with all applicable Laws.

5.11	Contracts.

(a)       Schedule 5.11 sets forth a true, correct and complete list of the following Contracts to which Seller is a party:

(ii)              all commitments, or other Contracts relating to the borrowing of money or binding upon any of the Purchased Assets;

(iii)            all office leases relating to the Business or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $5,000;

(iv)             all Contracts which limit or restrict Seller or any officers or key employees of Seller from engaging in any business in any jurisdiction;

(v)               all employment, agent or consulting Contracts;

(vi)             all licensing Contracts;

(vii)          all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by Seller of an amount in excess of $10,000;

(viii)        all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(ix)             all Contracts granting any Person a Lien on all or any part of any of the Purchased Assets, which will not be released as of the Closing Date;

(x)               all Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xi)             all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets, terminable without penalty on 30 calendar days' or less notice;

(xii)          all Contracts for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or have the right to receive a royalty, license fee or similar payment;

(xiii)        all Contracts providing for the indemnification or holding harmless of any officer, director, shareholder, member, manager, employee or other Person;

(xiv)         all joint venture or partnership Contracts;

(xv)           all outstanding powers of attorney empowering any Person to act on behalf of Seller;

(xvi)         all Contracts with vendors and suppliers; and

(xvii)      all Contracts and commitments (other than those described in subparagraphs (i) through (xv) of this Section 5.11) to which Seller is a party or by which any of the Purchased Assets is bound involving an annual commitment or annual payment to or from Seller of more than $10,000 individually or which is otherwise material to the Business.

True, correct and complete copies of all the written Contracts set forth on Schedule 5.11 have been made available to Seller.

5.12       Insurance Policies. Schedule 5.12 contains a complete and correct list of all insurance policies relating to Seller carried by or for the benefit of Seller. There is no claim by Seller pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid, and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds. Seller has no knowledge of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies.

5.13	Environmental, Health and Safety Matters. With respect to Seller:

(a)       To the best of Seller’s knowledge, Seller possesses and is in all material respects in compliance with all Permits and has filed all notices that are required under Environmental Laws and Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Laws or contained in any Law issued, entered, promulgated or approved thereunder;

(b)       To the best of Seller’s knowledge, there are no liabilities arising in connection with or in any way relating to the Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Laws, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such Liability;

(c)       No notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending or, to the best of Seller’s knowledge, threatened by any Governmental Entity or other Person with respect to any matters relating to Seller and relating to or arising out of any Environmental Law;

(d) Seller is not subject to any Liability, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission of Seller, or Seller’s employees, agents or representatives or arising out of the ownership, use, control or operation by Seller of any plant, facility, site, area or property from which any Hazardous Materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air); and

(e)       To the best of Seller’s knowledge, Seller has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws and, to Seller’s knowledge no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under the U.K. offices or any other property now or previously owned, leased or operated by Seller.

5.14       Intellectual Property. Schedule 5.14 sets forth a true and correct list of all copyrights, trade names, trademarks, service marks or patents (or applications therefor) which are owned by Seller and the jurisdictions in which each is registered (if any), with a designation of whether said item is owned or licensed by Seller. Seller has good and marketable title to or possesses adequate licenses or other valid rights to use the Intellectual Property, free and clear of all Liens and has paid all maintenance fees, renewals or expenses related to the Intellectual Property. To the best of OD’s knowledge, neither the use of the Intellectual Property, nor the conduct of the Business in accordance with Seller’s past practices, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other Intellectual Property rights of any Person. No Person has filed a claim, or to OD’s knowledge, threatened to file a claim, against Seller alleging that Seller has violated, infringed on or otherwise improperly used the Intellectual Property rights of such Person and Seller has not violated or infringed any patent, trademark, trade name, service mark, service name, copyright or trade secret held by other Persons.

5.15	Employee Matters.

(a)        Schedule 5.15 contains a true and complete list of all of the employees and independent contractors of Seller as of the execution date of this Agreement and of the Closing Date, specifying the annual salary, hourly wages, bonuses, commissions or independent contractor fees and position for such employee or independent contractor. Seller has not received a claim from any Governmental Entity that Seller improperly classified as an independent contractor any Person named on Schedule 5.15. Seller has not made any written or oral commitment to any employee or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the Transaction. Seller’s employees are duly licensed, if applicable, to and qualified to perform his or her responsibilities to Seller. Any and all documentation prepared in conjunction with the hiring of employees were completed in compliance with all applicable Laws.

(b)       Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees. To the best of Seller’s knowledge, Seller is in compliance with all Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours.

(c)       The employees of Seller have not been, and currently are not, represented by any labor organization or group whatsoever. Seller has not been and is not a signatory to any collective bargaining agreement, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of Seller has occurred, is in progress or is threatened.

(d)       Except as set forth on Schedule 5.15(d), workers' compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against Seller, and Seller has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers' compensation claims and unemployment benefits claims.

(e)       To the best of Seller’s knowledge, Seller is in compliance, in all material respects, with all applicable Laws and Orders governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health under U.K. law.

5.16       Permits. Seller has all Permits necessary for its operations in the conduct of the Business and any other business in which it is engage; such Permits are in full force and effect and no violations are or have been recorded in respect of any thereof; and no Proceeding is pending or, to Seller’s knowledge, threatened to revoke or limit any thereof. Schedule 5.16 contains a true, correct and complete list of all such Permits under which Seller is operating or bound, and Seller has furnished or made available to Purchaser true, correct and complete copies of the Permits set forth on Schedule 4.15. To Seller’s knowledge there is no proposed change in any applicable Law which would require Seller to obtain any Permits not set forth on Schedule 5.16 in order to conduct the Business and any other business in which it is engaged as presently conducted.

5.17	Taxes.

(a)             Seller has timely filed (or caused to be filed) all Tax Returns required to be filed by it that will have been required to be paid on or prior to the Closing Date. Seller has timely paid (or caused to be timely paid) all Taxes, and all interest and penalties due thereon that shall have been required to be paid on or prior to the Closing Date. Seller has complied with all applicable Laws relating to the collection, withholding and payment of Taxes (such as sales or use Taxes or Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or any other third party).

(b)             Seller has not been notified that any Tax authority has raised any issues in connection with any Tax Return relating to Taxes, and no basis exists for any such issues to be raised; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested and Seller has not otherwise agreed to any extension of time with respect to a tax assessment or deficiency. None of Seller’s Tax Returns is currently being audited by any taxing authority.

(c)             There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.

5.18	Employee Benefit Plans.

(a) Schedule 5.18 attached hereto set forth an accurate and complete list of each “Employee Benefit Plan”, pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the employees or former employees or beneficiaries thereof of Seller, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including equity options, restricted equity, equity bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or other Contract, whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in Seller having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. No Employee Benefit Plan that provides severance benefits is subject to ERISA.

(b)       None of the assets of Seller is subject to any Lien under applicable Law.

(c)       Each of the Company Employee Benefit Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance with their terms and the terms of any applicable collective bargaining agreement, and in compliance with the applicable Law. With respect to each Company Employee Benefit Plan, all required payments, premiums, contributions, distributions or reimbursements for all periods ending prior to or as of the date hereof have been made or properly accrued.

5.19       Brokers, Finders and Investment Bankers. Neither Seller nor any officer, director, or employee of Seller or any Affiliate of Seller, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

5.20       Ethical Practices. Neither Seller nor any of Seller’s employees, agents or representatives, has offered or given, and OD has no knowledge of any Person that has offered or given on Seller’s behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) any customer or member of the government; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person's official capacity, including a decision to fail to perform such Person's official function; (ii) inducing such Person to use such Person's influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Seller in obtaining or retaining business for, or with, or directing business to, any Person.

5.21       Solvency. Seller is not insolvent and, immediately after giving effect to the transactions contemplated hereby, Seller shall not be insolvent. Seller has assets, and immediately after giving effect to the transactions contemplated hereby, shall have assets (both tangible and intangible) with a fair saleable value in excess of the amount required to pay its Liabilities as they come due. Seller has adequate capital for the conduct of its business and discharge of its debts. Seller is not involved in any Proceeding by or against it as a debtor before any Governmental Entity under any insolvency or debtors' relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of Seller’s property.

5.22       Disclosure. No representation, warranty or covenant made by Seller in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of Seller Ancillary Documents contains an intended untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. Seller does not have knowledge of any fact that has specific application to Seller or the Business (other than general economic or industry conditions) that may materially adversely affect the assets, Business, prospects, financial condition or results of operations of Seller or the Business that has not been set forth in this Agreement or the Schedules.

ARTICLE 6
FURTHER REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller that the statements in this Article 6 are true and correct.

6.1       Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2       Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Purchaser Ancillary Documents”), to perform its obligations under this Agreement and Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and Purchaser Ancillary Documents. The execution and delivery of this Agreement and Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations under this Agreement and Purchaser Ancillary Documents, and the consummation of the transactions provided in this Agreement and Purchaser Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement and Purchaser Ancillary Documents have been duly executed and delivered by Purchaser and constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

6.3       Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and Purchaser Ancillary Documents do not or shall not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of Purchaser, (b) any Contract to which Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which Purchaser is a party or by which Purchaser or any of its properties is bound or (d) any Permit or Law of any Governmental Entity applicable to Purchaser, that in any case would be reasonably likely to prevent or materially delay the performance by Purchaser of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

6.4       Solvency. Purchaser is not insolvent and, immediately giving effect to the transactions contemplated herein, Purchaser shall not be insolvent.

6.5       Brokers, Finders and Investment Bankers. Neither Purchaser, nor any officers, directors, managers, members, shareholders or employees of Purchaser nor any Affiliate of Purchaser, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

ARTICLE 7
CONDUCT PENDING CLOSING

Seller hereby agrees, from the date of execution of this Agreement to Closing, to carry on Seller’s business activities and operations diligently and in substantially the same manner as has been customary in the past. Seller hereby agrees, from the date of execution of this Agreement to Closing, Seller shall not take any action so as to cause or permit any Seller to do any of the following without the prior written Consent of Seller: (i) transfer any of the Purchased Assets outside of the ordinary course of business; (ii) purchase Inventory outside of the ordinary course of business; (iii) accelerate the sale of goods, or the payment of any Accounts Receivable, by offering any discounts or incentives to customers not currently stated in Seller’s standard terms and conditions; (iv) fail to comply with the obligations under its Contracts and not cure any technical defaults, if any; and (v) take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement.

ARTICLE 8
TERMINATION OF AGREEMENT

8.1       Termination. This Agreement may be terminated by mutual written consent of Seller and Purchaser prior to the Closing Date.

8.2       Effect of Termination. In the event this Agreement is terminated pursuant to Section 8.1, the provisions of this Agreement immediately shall be of no further force and effect and no party shall have any further obligation or liability to the other party.

ARTICLE 9
CERTAIN COVENANTS AND AGREEMENTS

9.1       Purchaser and Seller Goals.

(a)        Purchaser shall make available to Seller up to $20,000 in cash following the Closing to accelerate the development by Seller of a scaled-up prototype for the EV battery.

(b)       Seller agrees to use its best efforts to achieve the following milestones after the Closing and Purchaser agrees to cover the following expenses Seller incurs in doing so: (i) $25,000 for the filing of a patent for the EV battery inventions, (ii) $100,000 for development of a small manufacturing facility to develop commercial and manufacturing viability and (iii) $1,000,000 for construction of a fully-developed manufacturing facility.

9.2       Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing as follows:

(i)       The representations set forth in (i) Sections 5.1 (Organization), 5.2 (Authorization), 5.4 (Title to Purchased Assets), 5.19 (Brokers, Finder and Investment Bankers), 6.1 (Organization), 6.2 (Authorization) and 6.5 (Brokers, Finder and Investment Bankers) shall survive indefinitely; and (ii) Sections 5.15 (Employee Matters) and 5.17 (Taxes) shall survive until the expiration of the applicable statute of limitations for such matters, at which time such representations and warranties and any cause of action based thereon shall terminate (all representations and warranties noted in 9.1(a)(i) and (ii) are collectively the “Fundamental Representations”);

(ii)       All other representations and warranties in this Agreement shall terminate on the nine (9) month anniversary of the Closing Date, at which time such representations and warranties and any cause of action based thereon shall terminate.

9.3       Public Announcements. Subject to their respective legal obligations, Seller shall have the right to issue a public announcement regarding the completion of the Transaction and shall use reasonable efforts to agree upon the text of any such announcement with the Purchaser prior to its release.

9.4       Tax Cooperation. Purchaser and Seller shall reasonably cooperate with each other in connection with the preparation or audit of any Tax Returns and any Tax claim or litigation in respect of the Business and the Purchased Assets, which cooperation shall include making reasonably available documents and employees, if any, capable of providing information or testimony.

9.5       Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Purchaser. The Parties shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The Party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

9.6       Bulk Transfer Laws. Purchaser waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Purchaser agrees to indemnify Seller against all liability, damage or expense which Seller may suffer due to the failure to so comply or to provide notice required by any such law.

9.7	Employees.

(a)       Purchaser shall be solely responsible and Seller shall have no obligations whatsoever for any compensation or other amounts payable to any employee (or former employee) of Seller, including bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any employee (or former employee) of Seller for any period relating to the service with Seller at any time prior to the Closing Date.

(c)       Purchaser shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits, including COBRA obligations, brought by or in respect of employees (or former employees), agents or “leased” employees of Seller, which claims relate to events occurring prior to the Closing Date. Purchaser also shall remain solely responsible for all worker's compensation claims of any employees (or former employees), agents or “leased” employees of Seller which relate to events occurring prior to the Closing Date. Purchaser shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

9.8       Retention of Records. Purchaser and Seller shall retain all books, records and other data pertaining to Tax matters with respect to the Business for all open periods through the Closing Date. In particular, Purchaser and Seller shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto with respect to the operation of the Business prior to the Closing Date, until the expiration of the statute of limitations (including any extensions thereof) of the respective Tax periods. Seller agrees that it will retain for a period of time not less than three years after the Closing any books and records (including accounting records) relating to the Business and not included in the Purchased Assets. At Purchaser’s request, Seller will make such books and records available to and otherwise cooperate with Purchaser and its representatives so that an audit of the Financial Statement of the Business for periods prior to the Closing can be performed in accordance with generally accepted auditing standards. Such cooperation may include causing management representation letters to be delivered to any accounting firm retained by Purchaser in connection with such audit by any current or former officers or employee of Seller as shall be reasonably requested by Purchaser or its representatives.

9.9       Judgment, Tax and Lien Searches. Within twenty (20) days of the execution of this Agreement, Seller, at its expense, shall provide Purchaser with current judgment, tax, pending suits and lien searches limited to the county in which the business is operated and the State of Illinois, where applicable, showing that the Purchased Assets are free and clear of all liens, claims and encumbrances of every nature and kind, other than as relating to the Assumed Contracts and that Seller is not a party in any state or federal lawsuit or bankruptcy proceeding. The foregoing shall be in form and substance reasonably satisfactory to Purchaser’s counsel.

ARTICLE 10
INDEMNIFICATION

10.1       Indemnification Obligations of Purchaser. Purchaser shall indemnify Seller and its Affiliates, shareholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) and save and hold each of them harmless from and against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to as a result of, in connection with or by virtue of (i) any breach of any representation or warranty of Purchaser under this Agreement; (ii) any non-fulfillment or breach of any covenant, agreement or other provision by Purchased under this Agreement; (iii) any Assumed Liability; and/or (iv) the operation of the Seller’s business and/or the use of the Purchased Assets from and after the date of the Closing. In addition, Purchaser shall indemnify the Seller Indemnified Parties for any and all liability relating to or resulting from the operation of Purchaser’s business from and after the date of Closing, including any and all environmental claims.

10.2	General Indemnification Obligations.

(a)       Any indemnification of Seller Indemnified Parties pursuant to Section 10.1 shall be made directly by Purchaser to Seller by wire transfer of immediately available funds. Any indemnification of Seller Indemnified Parties pursuant to Section 10.2 shall be made directly by Purchaser to Seller by wire transfer of immediately available funds.

(b)       For purposes of determining whether there has been a breach or inaccuracy of a representation or warranty and the amount of losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such word was deleted from such representation and warranty).

(c)       For purposes of determining the amount of any losses, such amount shall be reduced by the amount of any insurance benefits and proceeds actually received by the Indemnified Party making a claim for indemnification in respect of such Losses (net of any applicable deductible amounts and costs of collection).

(d)       Purchaser shall have any liability hereunder for any punitive, special or exemplary damages, either in contract or in tort, or any damages that are not reasonably foreseeable or that are speculative or remote, except to the extent any such damages are recovered by a third party from an Indemnitee in connection with a third party claim.

(e)       Seller agrees to take all reasonable steps to mitigate its respective losses, but solely to the extent required by applicable law, upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(f)       If a party entitled to indemnity pursuant to Article 10 (the "Indemnitee") believes that it has suffered or incurred any indemnifiable loss, it shall so notify the party which the Indemnitee believes has an obligation to indemnify (the "Indemnitor") promptly in writing describing such indemnifiable loss in reasonable detail, the amount thereof, if known, and the method of computation of such indemnifiable loss, all with reasonable particularity (the "Indemnification Notice").

(g)       With respect to a third party claim, the Indemnitee shall notify the Indemnitor of the claim in writing promptly after receiving written notice of any action, lawsuit, Proceedings, investigation or other claim against or by third party, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof (the "Litigation Notice") in lieu of an Indemnification Notice; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder, except to the extent that (and only to the extent that) the Indemnitor is prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, Proceedings, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that, prior to the Indemnitor assuming control of such defense it shall first verify to the Indemnitee in writing that such Indemnitor shall be fully responsible for all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification to the Indemnitee with respect to such action, lawsuit, Proceedings, investigation or other claim giving rise to such claim for indemnification hereunder; and provided further, that (1) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor); (2) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal Proceedings, action, indictment, allegation or investigation; (B) the claim primarily seeks an injunction or other equitable relief against the Indemnitee; (C) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (D) the Indemnitee reasonably believes that the Loss relating to such claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Article; and (3) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

If the Indemnitor does not assume the defense of the claim in accordance with the terms hereof within 30 days after the receipt of Litigation Notice, the Indemnitee may, at the Indemnitor’s expense, defend against the claim in a reasonable manner, subject to the right of the Indemnitor to participate reasonably in such defense.

(h)       Indemnitor shall be deemed to accept Indemnitee's claim unless, within ten (10) business days after receipt of any Indemnification Notice or Litigation Notice, Indemnitor delivers to Indemnitee notice of non-acceptance of the indemnification claim which must (a) be in writing and (b) include the basis for the disagreement. If the parties have still not agreed, they shall attempt in good faith to resolve any remaining issues concerning liability and the amount of such claim and any issues which they cannot resolve within thirty (30) days shall be settled by litigation.

(i)       Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable law.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1       Notices. All notices, communications and deliveries under this Agreement shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section under this Agreement pursuant to which it is given or being made, and shall be delivered personally or by facsimile or other electronic transmission, including email, or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To Purchaser:	Altair International Corp.
322 North Shore Drive
Building 1B
Suite 200
Pittsburgh, PA 15212
Attn: Leonard Lovallo, President and CEO
Email: leonardlovallo@gmail.com

with a copy to:	Culhane Meadows PLLC
1101 Pennsylvania Avenue, N.W.
Suite 300
Washington, D.C. 20004
Attention: Ernest M. Stern, Esq.
Email: estern@cm.law

To Seller:	CryptoSolar LTD
20 Clarks Mead
Bushey UK WD234 JZ
Attn: Andreas Tapakoudes
Email: tapakoudes2003@yahoo.com

with a copy to:	Macalvins
7 St John’s Road,
Harrow, Middlesex HA1 2EY
Attention: Karen Millie-James
Email: karen@macalvins.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

11.2       Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.3       Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations under this Agreement shall be made except with the prior written consent of the other Parties to this Agreement; provided, however, that Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of Purchaser or to any of Purchaser's lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party shall also be a reference to a successor or permitted assign.

11.4       Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

11.5       Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

11.6       Controlling Law; Amendment; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties. All claims arising under this Agreement will be asserted in and subject to the jurisdiction of the state and Federal courts in Allegheny County, Pennsylvania. Additionally, with respect any suit of other action under or related to this Agreement, the Parties agree and consent to submit to the personal jurisdiction of the state and Federal court of competent subject matter jurisdiction in Allegheny County, Pennsylvania.

11.7       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

11.8       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument. Execution and delivery of this Agreement by electronic exchange bearing the copies of a Party's signature shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such electronic copies shall constitute enforceable original documents.

11.9       Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such Person being deemed a third party beneficiary of this Agreement.

11.10       Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing shall not be considered as a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

11.11       Non-Reliance. The Parties hereby acknowledge and agree that they are not relying upon any oral or written promise, inducement, representation, statement, disclosure of the other party entering into the agreement, except to the extent that the same has been reduced to writing and included as a term of this Agreement.

11.12       Integration. This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement. The Parties hereby agree that for purposes of this Agreement no Party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement.

11.13       Cooperation Following the Closing. Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

11.14       Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) Purchaser shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) Seller shall pay the fees, costs and expenses of Seller incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

11.15	Interpretation; Constructions.

(a)       The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation” The words “herein”, “hereof , “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to Purchaser, in addition to the physical delivery of such information or documents to Purchaser, to such information and/or documents as are made available by Seller or any of their respective employees, consultants, advisors or attorneys.

(b)       The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.16       Made Available. The phrases “made available”, “delivered to” or phrases similar thereto in this Agreement shall mean that true and correct copies of the subject documents were posted to Seller’s due diligence data site two Business Days prior to, and remain accessible to Purchaser and its counsel on, the date of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

SELLER:

CRYPTOSOLAR LTD

By:	/s/ Andreas Tapakoudas
Name: Andreas Tapakoudas
Title:Managing Director

PURCHASER:

ALTAIR INTERNATIONAL CORP.

By:	/s/ Leonard Lovallo
Name: Leonard Lovallo
Title: President and CEO

SCHEDULES

Schedule;

2.2(i)	None

2.2 (d)	None

2.2 (f)	None

2.2 (g)	None

2.2 (h)	None

2.2 (i)	None

4.14	None

5.4	None

5.6	Attached dormant accounts to 31st March 2020

5.11	None

5.12	None

5.14	See attached

5.15	None

5.16	None

5.18	None